Exhibit 99

			Joint Filer Information

Name:				Calamos Family Partners, Inc.

Address: 			2020 Calamos Court
				Naperville, Illinois  60563

Designated Filer:		John P. Calamos

Issuer & Ticker Symbol:		Calamos Asset Management, Inc.
				(CLMS)

Date of Event
Requiring Statement:		5/30/2014*

Signature:			By: /s/ J. Christopher Jackson, Attorney-in-Fact

*The reporting person disclaims beneficial ownership of all Securities directly-owned by the Designated Filer.